Exhibit 10.4

Execution Version

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

This Branch Purchase and Assumption Agreement (this “Agreement”) is made and entered into as of the 3rd day of September, 2020, by and between Bangor Savings Bank, a Maine-chartered bank having its principal office in Bangor, Maine (“Seller”), and First National Bank, a federally chartered commercial bank, organized under the laws of the United States, with its principal office located in Damariscotta, Maine (“Purchaser”):

WHEREAS, Seller expects to acquire Damariscotta Bank and Trust Company (“Damariscotta Bank”) by merger (“Merger”) as part of a larger transaction in which Bangor Bancorp, MHC is expected to acquire Damariscotta Bankshares, Inc. after satisfaction of all conditions, including receipt of required regulatory approvals;

WHEREAS, the Federal Reserve has informed Seller that it will be required to divest Damariscotta Bank’s branch office located at 1 Belmont Avenue, Belfast, Maine 04915 (the “Branch”), which will become a branch of Seller upon closing of the Merger, after closing of the Merger;

WHEREAS, Seller desires to sell and assign to Purchaser certain assets and assign certain deposit and other liabilities of or associated with the Branch upon the terms and conditions set forth in this Agreement; and

WHEREAS, Purchaser desires to purchase from Seller certain assets and assume certain deposit and other liabilities of or associated with the Branch upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I PURCHASE AND SALE OF ASSETS

a.Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will occur on a date to be mutually agreed upon in writing by Purchaser and Seller, within three (3) business days after the receipt of all necessary regulatory approvals and expiration of all applicable statutory waiting periods. The effective time (the “Effective Time”) will be 11:59 p.m., local time, on the day on which the Closing occurs (the “Closing Date”). The Closing will be held at such time and location as the parties may agree in writing.

b.Purchase of Assets. At the Closing, Seller will sell, transfer, convey, assign, set over and deliver to Purchaser, and Purchaser will purchase and accept from Seller, the following assets, properties and rights located at or attributed to the Branch (the “Assets”), free and clear of all Liens (as hereafter defined):

i.all loans identified on Schedule 1.2(a) that are still outstanding as of the Effective Time (the “Loans”), together with all security thereon and all collateral and rights in relation thereto (including servicing rights), at their respective then outstanding principal amounts, which will reflect any write-downs arising from adverse classifications, together with accrued interest receivable thereon and associated accrued late fees (“Late Fees”), but excluding loan loss reserves and general reserves;

ii.all overdrafts associated with Deposit Liabilities (as hereafter defined) transferred as contemplated under Section 1.4;

iii.all right, title and interest held by Seller pursuant to any and all leases for the building, improvements, and real estate associated with the operation of the Branch (collectively, the “Real Property Lease”), to be assigned pursuant to an Assignment of Real Property Lease in a form to be agreed to between the parties, together with any option to purchase the underlying real property and leasehold improvements thereon, and all other rights, licenses, permits and deposits related to the Real Property Lease and all right title and interest held by Seller in the building and related improvements (collectively, the “Building”) located on the land subject to the Real Property Lease;

iv.all equipment, personal property, furniture and fixtures, together with any manufacturers’ warranties or maintenance or service agreements related thereto which are in effect as of the Effective Time and are assignable to Purchaser, located at or used in operation of the Branch, including but not limited to the items listed on attached Schedule 1.2(d) (the “Fixed Assets”) but not including any items listed on Schedule 1.3(c);

v.all petty cash, teller cash, ATM cash, vault cash and the balances of all escrow accounts maintained at the Branch as of the Effective Time, the exact amounts of which will be certified by Seller at Closing;

vi.all records and original documents (if available), manuals keys, security codes and the like related to the Assets or the Deposit Liabilities as of the Effective Time;

vii.all of the books and records (or copies thereof) relating to the Branch which are
1.maintained in the ordinary course of business at the Branch, (ii) reasonably required to comply with all applicable laws, regulations, rules and sound business practices, or (iii) necessary for Purchaser’s ownership of the Assets and/or accounts associated with the Deposit Liabilities (the “Records”). In the event Purchaser requests, after the Closing Date, that Seller provide to Purchaser information contained in the books and records which have been retained by Seller insofar as they relate to the operations of the Branch, the Assets and/or accounts as of the Effective Time, Seller will provide such information as soon as reasonably practicable; and

i.all right, title and interest of Seller in and to all claims, causes of action, and demands, including warranties against contractors, manufacturers, vendors and suppliers relating to the Assets or the Branch.

The term “Liens” means any security interests, liens, mortgages or other encumbrances, but does not include: (A) any imperfections of title which, individually or collectively, do not materially and adversely affect the value of the Assets to Purchaser or impair Purchaser’s use of the Assets, (B) liens for current taxes not yet due and payable, and (C) any encumbrances on any of the Assets that secure any debt, liability or other obligation of Seller which is assumed by Purchaser under this Agreement.

Purchaser understands and agrees that it is purchasing only the Assets (and assuming only the liabilities) specified in this Agreement and except as may be expressly provided for in this Agreement, Purchaser has no interest in or right to any other business relationship which Seller (or any predecessor by merger or acquisition) or any of its affiliates has or may have with any customer.

a.Assets Not Sold. The following are expressly excluded from the Assets (the “Excluded Items”):

i.Seller’s trademarks, trade names, medallion program stamps, signs, logos and proprietarily marked stationery, forms, labels, shipping materials, brochures, advertising material and similar property;

ii.assets, if any, relating to trust accounts (other than Individual Retirement Accounts (“IRAs”)) administered at the Branch;

iii.the assets, if any, listed on Schedule 1.3(c); and

iv.Seller’s rights in and to the routing and transit numbers of the Branch.

Seller will, at its own cost, remove or cause to be removed the Excluded Items from the Branch on or prior to the Closing Date, except as otherwise agreed upon by Seller and Purchaser in writing.

b.Assumption of Liabilities. Purchaser agrees, subject to Section 1.5 hereof and the other terms and conditions of this Agreement, that on and after the Effective Time it will assume and thereafter fully and timely perform and discharge, in accordance with their terms:

i.all deposit liabilities of every kind and description, including, without limitation, time and demand accounts, certificates of deposit, savings accounts, checking accounts, sweep accounts, and IRAs (including the IRA plan and custodial or trust arrangement pertaining thereto) assigned to the Branch as of the Effective Time, including all interest accrued and unpaid on such liabilities, and all other liabilities and obligations of Seller relating to the deposit accounts assigned to the Branch as of the Effective Time, which are set forth on Schedule 1.4(a), whether represented by collected or uncollected funds (the “Deposit Liabilities”), the exact balances and accrued interest of which will be certified by Seller at Closing; provided, however, the Deposit Liabilities will not include any liabilities described in Section 1.5 below;

i.all liabilities and obligations of Seller under the Loans as of the Effective Time other than liabilities of Seller for Seller’s violations of applicable law or regulation pertaining to such Loans or Seller’s breach of the terms and conditions of such Loans;

ii.all liabilities and obligations of Seller under the Real Property Lease from and after the Effective Time (excluding those arising from any violation of the Real Property Lease by Seller or its predecessor in interest prior to the Effective Time); and

iii.Seller’s duties, obligations and liabilities as lessee on any leases of any of the Fixed Assets accruing after the Effective Time.

Seller agrees to use its reasonable efforts to maintain the current customers of the Branch until the Effective Time.

a.Liabilities Not Assumed. Purchaser will not assume the following liabilities or obligations of Seller:

i.any securities brokerage account maintained by Seller for a customer of the Branch;

ii.any deposit accounts designated as closed prior to the Effective Time;

iii.any liability associated with traveler’s checks, cashier’s checks or other official bank checks issued by Seller prior to the Closing Date;

iv.Liabilities, if any, listed on Schedule 1.5(d) attached hereto (the “Excluded Deposits”);

v.any liability or obligation of Seller or any of its affiliates for any employee benefit plan including any payments under any employee benefit plan;

vi.any liability, whether known or unknown, for Seller's breach, violation or default of any contract, agreement or obligation, including the Assumed Liabilities, existing as of the Effective Time;

vii.any liability, whether known or unknown, of Seller under any cause of action or for any violation by Seller of any applicable law or regulation;

i.any Seller liability for Taxes; and

ii.any other liability of Seller not specifically assumed by Purchaser under Section
1.4 above.

a.Documentation of Transactions. On the Closing Date: (a) Purchaser will execute and deliver a document evidencing the liabilities assumed pursuant to Section 1.4 in substantially the form attached hereto as Exhibit A, (b) Seller and Purchaser will execute and deliver a bill of sale in substantially the form attached hereto as Exhibit B, (c) with respect to any IRA which includes as one or more of its assets a Deposit Liability, Seller and Purchaser will execute and deliver a transfer document in substantially the form attached hereto as Exhibit C, (d) Seller will execute and deliver to Buyer a limited power of attorney substantially in the form attached as Exhibit D, and (e) Seller will execute and deliver to Buyer the Assignment of Real Property Lease in a form agreed to between the parties, and such other instrument or form reasonably satisfactory to Purchaser’s counsel and as otherwise may be required to effect the transfer of any assets, authorizing Purchaser and its representatives to transfer to Purchaser any Asset, file or record assignments of collateral security, and endorse in Seller's name any checks, drafts, notes or other documents received in payment of the Loans after the Closing.

b.Assumption Subject to Certain Terms. The Deposit Liabilities being assumed by Purchaser pursuant to this Agreement will be assumed subject to the terms and conditions of the deposit agreed to by Seller and its customers and any other written agreements relating thereto and the laws, rules and regulations applicable thereto.

ARTICLE II PURCHASE PRICE

a.Payment.

i.Purchaser will pay Seller an amount equal to the sum of:

1.the depreciated net book value of the Fixed Assets as shown on the books and records of the Branch as of the Closing Date;

2.the amount of the petty, teller, ATM and vault cash and escrow balances maintained at the Branch determined as of the Effective Time in accordance with Section 1.2(e) hereof;

3.the amount of any prepaid expenses as listed on Schedule 2.1(a)(iii);

4.as to each Loan, the lesser of the unpaid principal amount of the Loans (excluding loan loss and general reserves) or Seller’s book value for the Loan, in each case as shown on the books of Seller as of the Effective

Time, plus accrued and unpaid interest and unpaid fees thereon (such amount with respect to each Loan together with such amount with respect to all such other Loans, in the aggregate, referred to as the “Aggregate Loan Value”); provided that, for purposes of calculating the portion of the purchase price represented by this Section 2.1(a)(iv), the Aggregate Loan Value shall be reduced by an amount equal to One Hundred Twenty-five Thousand Dollars ($125,000); and

1.a deposit premium (the “Deposit Premium”) for the Deposit Liabilities equal to 7.25% of the Core Deposits. For purposes of determining the Deposit Premium, “Core Deposits” means the daily average balance of all Deposit Liabilities at the Branch for the 30 calendar days ending two days prior to the Closing Date, but excluding public funds, brokered deposits and all deposits listed on Schedule 1.5(d) hereof.

i.Seller will pay to Purchaser an amount equal to 100% of the Deposit Liabilities.

ii.The difference between the amounts due from Purchaser to Seller under Section 2.1(a) and from Seller to Purchaser under Section 2.1(b) will be paid by wire transfer of immediately available funds on the Closing Date to Purchaser or Seller, as the case may be. Such amount will be further adjusted in accordance with Section 2.2 and Section 2.3 on the Closing Date and thereafter. The payment formula referred to above is for the sole purpose of determining the amount of cash transferable at the Closing Date and will not constitute an allocation of the purchase price for the Branch to any particular Asset being transferred or liability being assumed.

a.Calculations. Solely for purposes of facilitating the calculation of the cash due Seller on the Closing Date, Seller will provide to Purchaser, no later than five business days before the Closing Date, and as of the most recent month-end, a Preliminary Closing Statement in the form attached as Schedule 2.2(a) (the “Preliminary Closing Statement”), based on the net book value of the Assets to be sold and Deposit Liabilities and other liabilities to be transferred and assumed hereunder on that date as reflected on the books of Seller, and the cash due to Seller at the Closing will be based upon such Preliminary Closing Statement. Within 10 business days after the Closing Date, Seller will provide to Purchaser a Final Closing Statement in the form attached as Schedule 2.2(b) (the “Final Closing Statement”) based on the net book value as of the close of business on the Closing Date of the Assets sold and Deposit Liabilities and other liabilities transferred and assumed pursuant to this Agreement. Seller will afford Purchaser and its agents the opportunity to review documentation used by Seller in preparing the Final Closing Statement. Any objection by Purchaser to such Final Closing Statement must be raised in a written notice delivered to Seller within 10 business days after Purchaser receives such Final Closing Statement. In the event any such objection is raised, the parties will work together in good faith to resolve the dispute as promptly as possible. Within two business days of the receipt of an undisputed Final Closing Statement or, if there is any dispute, within two business days of the resolution of such dispute, appropriate additional consideration will be paid by Purchaser, or appropriate refund made by Seller, as the case may be. If the parties are unable to resolve their dispute, such matter will be submitted to a certified public accounting firm mutually selected by Seller and Purchaser, whose decision will be final and binding.

a.Pro-Rata Adjustment of Income and Expenses. All rents, utility payments, real estate taxes and assessments, personal property taxes, and similar expenses and charges relating to the physical plant of the Branch and the Fixed Assets and other expenses relating to the Deposit Liabilities assumed and/or the operation of the Branch (including insurance premiums paid or payable to the FDIC attributable to the Deposit Liabilities), will be prorated between the parties as of the Closing Date on the basis of a 365-day year. To the extent any such item has been prepaid by Seller for a period extending beyond the Closing Date, there will be an adjustment in such amount to the payment contemplated by Section 2.1 in favor of Seller. Any expense relating to the Branch which is attributable to the period on and after the Closing Date will be paid by Purchaser.

b.Allocation of Purchase Price. The purchase price (and all other capitalized costs) and liabilities assumed by Purchaser pursuant to this Agreement will be allocated on an allocation schedule to be prepared and proposed by Purchaser and agreed upon by Purchaser and Seller within 60 days after the Closing Date. This allocation is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Department regulations promulgated thereunder. Purchaser and Seller will cooperate to comply with all substantive and procedural requirements of Section 1060 and any Treasury Department regulations thereunder, and the allocation will be adjusted if and to the extent necessary to comply with the requirements of Section 1060. Purchaser and Seller (and their affiliates) will properly report, execute, act, and timely file all federal, state and local tax returns (including, without limitation, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Neither Purchaser nor Seller will take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

ARTICLE III
ADDITIONAL OBLIGATIONS OF PURCHASER AND SELLER

a.Regulatory Approvals.

i.Purchaser will, within 30 days following the date of this Agreement, prepare and file all applications, as required by law, with the appropriate federal and state regulatory authorities for approval to purchase the Assets and assume the liabilities and obligations of Seller being assumed hereunder, to establish a Branch at the location of the Branch and to effect in all other respects the transactions contemplated hereby (the “Regulatory Approvals”). Purchaser agrees to use its reasonable best efforts to obtain all Regulatory Approvals. Purchaser and Seller agree to cooperate and use their reasonable best efforts to obtain all consents and approvals of all third parties and to do all things necessary to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Purchaser shall notify Seller promptly (and in no event later than one Business Day following notice) of any significant development with respect to any application or notice Purchaser files with any governmental authority in connection with the transactions contemplated by this Agreement.

i.Seller will, as soon as practicable, notify the proper regulatory authorities of its intent to terminate operation of the Branch and to consummate the transactions contemplated hereby and thereafter will (i) comply with the normal and usual requirements imposed by such regulatory authorities applicable to effectuate such transactions and (ii) use its best efforts to obtain any required permission of such regulatory authorities to cease operating the Branch.

a.Full Access. Seller will furnish Purchaser with such additional financial and operating data and other information as to its business and properties at the Branch as Purchaser may, from time to time, reasonably request and as will be available including, without limitation, information required for inclusion in any and all regulatory applications necessary to effect the transaction contemplated hereby. Seller will also afford to the officers and authorized representatives of Purchaser access to the employees of Seller in accordance with Sections 3.3, 4.1 and 4.3 hereof. Nothing in this Section 3.2 will be deemed to require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans.

b.Confidentiality. Purchaser will hold, and will cause its officers, directors, employees and agents to hold, in strict confidence and not disclose to any other person or entity without the prior written consent of Seller (a) the existence of this Agreement, (b) the terms of this Agreement and the transactions described herein and (c) all information received by Purchaser from or with respect to Seller in connection with this Agreement and the transactions contemplated hereby; and Seller will hold, and will cause its officers, directors, employees and agents to hold, in strict confidence and not disclose to any other person or entity without the prior written consent of Purchaser (d) the existence of this Agreement, (e) the terms of this Agreement and the transactions described herein, and (f) all information received by Seller from or with respect to Purchaser in connection with this Agreement and the transactions contemplated hereby. The terms of this Section 3.3 will not prohibit the disclosure of information (i) as may be otherwise publicly available otherwise than through the wrongful dissemination of such information by Purchaser or Seller, as the case may be, and their officers, directors, employees or agents, (ii) as may be required to be disclosed by applicable law, or (iii) as may be required to obtain the Regulatory Approvals. Seller and Purchaser agree that neither will make any public announcement or public comment in any form whatsoever regarding this Agreement or the transactions contemplated herein, except as required under applicable laws, without obtaining the prior approval of the other party.

a.Conversion of Accounts; Transfer and Delivery of Assets and Deposit Liabilities. Prior to the Closing Date, Seller will assist Purchaser, in ways to be mutually agreed upon by Seller and Purchaser, in preparing Purchaser’s data processing system to receive the transferred Loans and Deposit Liabilities, including internet banking and bill pay conversion data. Purchaser shall bear all fees associated with the conversion of data relating to the Deposit Liabilities and the Loans.

i.Such assistance will include, but will not be limited to, the following:

1.As soon as practicable following the date of this Agreement but in any event within three (3) days after closing of the Merger, Seller will deliver to Purchaser data and descriptive information and such other reasonable and customary information (including automated clearing house, or “ACH”) with data conversion relating to the Deposit Liabilities and the Loans using an agreed upon format (the “Compatible Data File”) containing, among other information, customer name, address, card number, withdrawal limits, and the Deposit Liabilities, activated by, accessible to or related in any manner to, customers of the Branch;

2.As soon as practicable thereafter but in any event within three (3) days after closing of the Merger, Seller will deliver to Purchaser an updated Compatible Data File;

3.On the Closing Date, Seller will deliver to Purchaser a final Compatible Data File, which Compatible Data File will constitute Seller’s Records maintained as of and current through the Effective Time with respect to the Deposit Liabilities and the Loans; and

4.Seller will deliver to Purchaser trial balance reports with each Compatible Data File delivered pursuant to this Section 3.4(a).

ii.As of the Effective Time, Seller will:

1.deliver to Purchaser such of the Assets as will be capable of physical delivery;

2.execute, acknowledge and deliver to Purchaser all such endorsements, assignments, bills of sale and other instruments of conveyance, assignment and transfer as, in the judgment of Purchaser, are necessary and appropriate to consummate the sale and transfer of the Assets to Purchaser and to vest in Purchaser the legal and equitable title to the Assets, free and clear of all Liens, except as otherwise permitted in this Agreement;

3.assign, transfer and deliver to Purchaser such of the following Records pertaining to the Deposit Liabilities as exist and are available in the form or medium as maintained by Seller:

a.orders and contracts between Seller and depositors at the Branch and Records of similar character, with signature cards delivered as soon as practicable after the Closing (Seller will also provide interim research assistance on an as needed basis); and

b.records of account and ledger balances.

1.deliver landlord’s consent to the assignment of the Real Property Lease to Purchaser, together with an amendment to the Real Property Lease substantially in the form attached hereto as Exhibit E;

2.provide customers a bank statement, in either paper or electronic format as has been the past practice for each such account, for each transferred checking and statement savings account for Deposit Liabilities;

3.assign, transfer and deliver to Purchaser the loan files for all Loans, including promissory notes, security agreements, collateral, and related agreements or information relating to or evidencing all Loans in whatever form or medium as maintained by Seller; and

4.provide to Purchaser fully executed mortgage assignments in recordable form sufficient under the laws of the jurisdiction wherein the related mortgaged property is located, to reflect the assignment of the collateral for each Loan.

i.Seller will cooperate with Purchaser to inform in writing all Loan customers of the change in servicer from Seller to Purchaser or Purchaser’s designee and the transfer of the Loans, in accordance with applicable law.

ii.On the Closing Date, Seller will deactivate the automated teller machines (“ATMs”) maintained by the Branch and will close the Branch not later than 5:00 p.m., local time, in order to facilitate the conversion process. All existing ATM and debit cards pertaining to customers of the Branch office will be deactivated as of the close of business on the Closing Date and must be reissued by Purchaser immediately prior to the computer conversion. Purchaser, at its own expense, will notify customers of the Branch, in writing at least 30 calendar days prior to the Closing Date, provided all Regulatory Approvals have been obtained, or at such later date as all Regulatory Approvals have been obtained, that as of the close of business on the Closing Date, all ATM access cards issued by Seller to customers of the Branch who will not have ATM-accessible accounts with Seller after the Closing, and all debit cards issued by Seller to customers of the Branch who will not have demand accounts with Seller after the Closing, will be void or terminated, as the case may be. In connection with the foregoing notice, Purchaser may forward a communication notifying such customers that replacement ATM access cards and debit cards will be reissued by Purchaser and forwarded to customers prior to the Closing Date with instructions for activation after the Closing Date. Seller and Purchaser will conduct a joint review of the cash in the drawers and vault.

a.Retention of and Access to Files Following the Closing Date.

i.Purchaser agrees that it will permit Seller or its representatives, at any reasonable time and at Seller’s expense, to inspect, make extracts from or copies of, such files, books of account or records of the Branch as Seller may reasonably deem necessary.

ii.In the event that some of Seller’s records concerning the Assets or the Deposit Liabilities cannot reasonably be segregated from Seller’s records regarding accounts not transferred pursuant to this Agreement, Seller will not deliver such records to Purchaser but will preserve and safely keep such records for as long as may be required by applicable law. After the Closing Date, Seller will promptly, upon Purchaser’s request, provide research and account history services related to any such records to Purchaser at no charge. In addition, Seller will permit Purchaser or Purchaser’s representatives, at reasonable times and at Purchaser’s expense, to inspect or make extracts from or copies of such records which relate to the Assets or the Deposit Liabilities.

b.Consents to Assignment of Contracts. Seller will obtain on or before the Closing Date consent to the assignment of (a) the Real Property Lease to Purchaser at the same terms, including charges or fees, as are currently stated in or associated with the Real Property Lease, and (b) any other contracts or agreements included in the Assumed Liabilities which require consent for their assignment or assumption.

c.Payment of Items After the Closing Date. Following the Closing Date:

i.Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, over the counter or through the check clearing system of the banking industry, by depositors related to the Deposit Liabilities, whether drawn on the checks, withdrawal or draft forms provided by Seller or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors with respect to whom Purchaser has assumed the Deposit Liabilities.

ii.If any of such depositors, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities, will demand payment from Seller for all or any part of any such Deposit Liabilities, Seller will not be liable or responsible for making such payment.

iii.After the Effective Time, Seller will be and have the rights and obligations of a “Collecting Bank” or “Intermediary Bank” under Article 4 of the Uniform

Commercial Code (including the right to chargeback dishonored items) as then in effect in Maine with respect to items drawn on the accounts associated with Deposit Liabilities transferred which are received by Seller for processing. Items received for processing against the Deposit Liabilities will be provided to Purchaser in a commercially reasonable manner within the time limits provided by the Uniform Commercial Code with a special cash letter separately identified as “Transferred Accounts Cash Letter.” For purposes of paying Purchaser’s obligations to Seller under this Section 3.7, Purchaser will establish a settlement account with Seller at the Closing Date in a collected amount equal to $100,000, which amount will be maintained by Purchaser in an interest bearing account at Seller for a period of 90 days following the Closing Date, against which will be (i) debited the checks, returns and items hereafter referred to in this sentence and (ii) charged amounts in accordance with Section 3.7(d) hereof to provide, among other things, for the settlement by Purchaser of checks, returns and items which are presented to Seller within 90 days after the Closing Date and which are drawn on or chargeable to accounts associated with Deposit Liabilities transferred to Purchaser. In order to reduce the continuing charges to Seller through the check clearing system of the banking system which will result from check forms of Seller being used after the Closing Date by the depositors whose accounts associated with Deposit Liabilities are assumed, Purchaser agrees, at its cost and expense, and without charge to such depositors, to notify such depositors on or about the Closing Date of Purchaser’s assumption of the Deposit Liabilities and furnish each depositor of an assumed account with checks on the forms of Purchaser with instructions to utilize Purchaser’s checks and to destroy unused checks of Seller. After the expiration of 90 days from the Closing Date, Seller will dishonor checks, drafts or withdrawal orders drawn on the Deposit Liabilities unless Seller and Purchaser agree to extend the 90 day period and extend the provision for a settlement account as necessary. Purchaser agrees to arrange for the transportation directly and pay the expenses of transporting from Seller to Purchaser all checks, drafts, orders of withdrawal, cash letters, magnetic tapes and other items related to Seller’s receipt of items relating to the Deposit Liabilities after the Closing Date. These transportation expenses may be charged against the settlement account of Purchaser. Seller will give Purchaser a regular accounting of debits and Purchaser will indemnify Seller from and against any claims resulting from a return of items not in accordance with the requirements of the Uniform Commercial Code or Regulation CC to its clearing account. Purchaser will indemnify and hold Seller harmless from any claims of wrongful dishonor based on such returns.

i.Purchaser agrees to pay promptly to Seller an amount equivalent to the amount of any checks, drafts or withdrawal orders credited by Seller before the Closing Date to such transferred account that are returned to Seller unpaid within 90 days after the Closing Date less any related Deposit Premium. Upon receipt thereof, Seller will immediately forward any such check, draft or other item to Purchaser, and subject to the time limitations referenced herein, Purchaser will remit to Seller the amount of any such item(s).

i.In instances where a depositor of a Deposit Liability made an assertion of error regarding a Deposit Liability pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing, recredited the disputed amount to the relevant account during the conduct of the error investigation, Purchaser agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller (less any related Deposit Premium), to the extent of the balance of funds available in the account. Seller agrees to indemnify Purchaser for any claims or losses that Purchaser may incur as a result of complying with such request from Seller.

ii.For a period of 90 days following the Closing Date, if Seller receives a wire transfer for credit to a Deposit Liability, Seller will forward the wire transfer to Purchaser not later than the next business day following receipt by Seller of the wire transfer. After such 90-day period, Seller may discontinue accepting and forwarding such wire transfers and return such wires to the originators marked “Account Closed.” Seller will not be liable for any overdrafts that may result from such return.

a.ACH. Prior to Closing, Seller agrees to supply a complete ACH warehouse listing of any ACH transactions scheduled or pending with respect to the Deposit Liabilities as of the Closing Date and for a period of 60 days after the Closing Date and such additional listings and schedules as Purchaser will reasonably request in order to notify ACH originators of the transactions contemplated by this Agreement. As soon as practicable following the Closing Date, Purchaser will notify all originators effecting debits or credits to the accounts of the Deposit Liabilities of the purchase and assumption transaction contemplated by this Agreement. For a period of 90 days beginning on the Closing Date, Seller will honor all ACH items related to accounts of Deposit Liabilities which are mistakenly routed or presented to Seller. Seller will make no charge to Purchaser for honoring such items, and will use its best efforts to transmit to Purchaser via a secure ftp site, by 10:00 a.m. or as soon as practicable thereafter, each day’s ACH data that is to be posted that day. Items mistakenly routed or presented after the 90-day period may be returned to the presenting party. Seller and Purchaser will make arrangements to provide for the daily settlement with immediately available funds by Purchaser of any ACH items honored by Seller.

b.Notice to Customers. As soon as possible and no later than 15 days from the date of consummation of the Merger, Seller will provide Purchaser with an intermediate customer list on the accounts to be assumed and Loans to be purchased, identical to the list used by Seller for notification purposes. As of the Effective Time, Seller will provide a final customer list of the assumed accounts and obligors under the Loans to be purchased. In addition to the notice requirements set forth in Section 3.4(c), on such date mutually agreed upon by Seller and Purchaser, but not later than 30 days after the date of consummation of the Merger, Seller and Purchaser will jointly notify the holders of the accounts to be assumed and the Loans to be purchased that, subject to closing requirements, Purchaser will be assuming the duties and liabilities of the accounts or responsibility for the Asset being purchased. The notification will be based on the list referred to above and a log maintained at the Branch of new accounts opened and Loans originated since the date of said list. Seller will provide Purchaser with a copy of said log up to the date of Seller’s mailing. Purchaser may send additional correspondence and materials to the customers of the Branch at any time after the initial notification sent by Seller and Purchaser and will send notifications to the customers not less than 30 days prior to Closing, setting out the details of its administration of the accounts to be assumed. Each party will obtain the approval of the other on its notification letter(s) prior to mailing, which approvals will not be unreasonably withheld or delayed. Holders of deposit accounts opened following the notifications contemplated above and prior to the Closing will be given a copy of both Purchaser’s and Seller’s notification letters by Seller at the time the account is opened. Seller and Purchaser will cooperate to provide all notices to customers of the Branch required by law in connection with the transactions contemplated by this Agreement.

a.Retirement Accounts. The parties acknowledge that Seller is acting as custodian and holds certain of the deposits for participants in IRAs (“Retirement Accounts”) and that Purchaser desires to act as custodian thereof from and after the Effective Time, to the extent permitted under the applicable custodial agreements. The parties will confer and determine at least 30 days prior to the Closing Date which, if any, of the Retirement Accounts cannot be transferred to Purchaser under this Agreement. Seller will be responsible for federal and state income tax reporting of Retirement Accounts accepted by Purchaser through the Effective Time. Purchaser will be responsible for all federal and state income tax reporting commencing on the day after the Effective Time for the Retirement Accounts assumed by Purchaser through the end of the calendar year. Seller will deliver to Purchaser all Records from January 1, 2017 through the Closing Date pertaining to the Retirement Accounts assumed hereunder. In connection with Retirement Accounts, Purchaser will assume, in addition to the Deposit Liability, the plan pertaining thereto and the custodial arrangement in connection therewith.

b.Other Liabilities. Purchaser will assume only those liabilities and obligations of Seller that are provided for in this Agreement. This Agreement will not be construed as creating rights or remedies against Purchaser by third parties other than with respect to those specific liabilities and obligations assumed hereunder.

c.Back-up Withholding. Any amounts required by any governmental agencies to be withheld from any of the accounts associated with the Deposit Liabilities (the “Withholding Obligations”) will be handled as follows:

i.Any Withholding Obligations required to be remitted to the appropriate governmental agency prior to the Effective Time will be withheld and remitted by Seller and Seller will provide Purchaser with satisfactory evidence thereof at Closing; and

ii.At Closing, Seller will remit to Purchaser all sums withheld by Seller pursuant to Withholding Obligations together with satisfactory detail thereof which funds are or may be required to be remitted to governmental agencies on or after the Effective Time. Any Withholding Obligations required to be remitted to the appropriate governmental agency on or after the Effective Time will be remitted by Purchaser. Purchaser and Seller will mutually indemnify and hold harmless the other from and against any claim relating to Withholding Obligations which is the responsibility of the other hereunder.

a.Overdrafts. Seller will put in effect on the Closing Date Purchaser’s criteria for approving or rejecting overdrafts. Subject to Section 2.3, any overdrafts approved on the Closing Date and thereafter will be the responsibility and risk of Purchaser.

b.Loan Payments and Information Received After the Closing Date. Seller agrees to forward promptly (which will mean, for the first 60 days following the Closing Date, delivery of checks by an overnight courier service at Purchaser’s expense and electronic transfer to Purchaser of electronic payments received electronically by Seller) to Purchaser:

i.any payments (in the case of checks, properly endorsed without recourse as necessary) which are received by Seller on or after the Effective Time that relate to the Loans and to provide sufficient information so that any such payments may be properly applied to the extent such information is available to Seller; and

ii.any notices or other correspondence received on or after the Effective Time that relate to the Loans or other Assets or to liabilities assumed by Purchaser pursuant to this Agreement.

c.Seller Identification. On the Closing Date, Seller will in a timely manner remove, at Seller’s expense, all signs that carry the name and logo of Seller. Promptly after, Purchaser will substitute its name and logo for the name and logo of Seller on all signs at the Branch. Purchaser agrees to replace promptly all written or electronic materials bearing Seller’s name and/or logo used in the ordinary course of banking business, including stationery and forms, with written or electronic materials bearing Purchaser’s name and/or logo, including without limitation, new coupon books for Loans.

d.Indemnification.

i.Seller will indemnify, hold harmless and defend Purchaser from and against all claims, losses, damages, costs, expenses, fees, liabilities, demands and obligations (“Damages”), including reasonable attorneys’ fees and expenses of litigation, arising out of or relating to (i) operations at the Branch (including injury or damage to persons or property) before the Effective Time (whether pursuant to any actions, suits or proceedings commenced or threatened before the Effective Time (other than proceedings to prevent or limit the consummation of the transactions contemplated hereby) or otherwise), including, but not limited, to those relating to the assets purchased and the liabilities assumed hereunder, (ii) the inaccuracy of any representation or warranty made by Seller in this

Agreement or in any agreement delivered pursuant hereto or (iii) the breach by Seller of any covenant or agreement contained in this Agreement or in any agreement delivered pursuant hereto. It is understood that the obligations of Seller under this subsection (a) will survive the Closing Date.

i.Purchaser will indemnify, hold harmless and defend Seller from and against all Damages, including reasonable attorneys’ fees and expenses of litigation, arising out of or relating to (i) operations at the Branch by Purchaser after the Effective Time or (ii) the inaccuracy of any representation or warranty made by Purchaser in this Agreement or in any agreement delivered pursuant hereto or (iii) the breach by Purchaser of any covenant or agreement contained in this Agreement or in any agreement delivered pursuant hereto. It is understood that the obligations of Purchaser under this subsection (b) will survive the Closing Date.

ii.Subject to Section 12.4, a claim for indemnity under Sections 3.16(a) or (b) hereof may be made by the claiming party at any time prior to 24 months after the Closing Date by the giving of written notice thereof to the other party. Such written notice will set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is made within such 24 month period, the indemnity relating to such claim will survive until such claim is resolved. Claims not made within such 24 month period will expire and no indemnity under this Section 3.16 will be made thereon.

iii.In the event that any person or entity not a party to this Agreement makes any demand or claim or files or threatens to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to one party of the kind for which such party is entitled to indemnification pursuant to Sections 3.16(a) or (b) hereof, then, after written notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party will have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim or lawsuit. In the event that the indemnifying party fails to respond within 10 business days after receipt of such notice of any such demand, claim or lawsuit, then the indemnified party will retain counsel and conduct the defense of such demand, claim or lawsuit as it may in its discretion deem proper, at cost and expense of the indemnifying party. In effecting the settlement of any such demand, claim or lawsuit, an indemnified party will act in good faith, will consult with the indemnifying party and will enter into only such a settlement as the indemnifying party will approve (such approval will not be unreasonably withheld, and such approval will be implied if the indemnifying party does not respond within five business days of its receipt of the notice of such a settlement offer); provided, that any such settlement will not be required to be approved by the indemnifying party so long as the settlement solely consists of the payment of money, and the indemnified party received a complete release in connection with the settlement.

i.For the avoidance of doubt, the concept of “indemnity” as used in this Section
p.is intended to include, among others, claims between or among the parties and not involving any other person, as well as third-party claims. For purposes of quantifying Damages under this Section 3.16 (but not for determining whether any representation or warranty has been breached or is inaccurate) any representation or warranty that is qualified in scope as to materiality will be deemed to be made or given without such qualification.

1.The availability of indemnification under this Section 3.16 will not prevent Purchaser from seeking any other remedy otherwise available to it, whether at law or in equity. Any due diligence conducted by Purchaser or Purchaser's failure to discover or reveal to Seller a breach of a representation or warranty or other indemnifiable matter on or before the Closing Date will not limit, diminish or eliminate Purchaser's right to indemnification under this Section 3.16.

p.Right to Intervene. In the event that any claim, protest, suit or other proceeding is instituted or threatened against Purchaser relating to this Agreement or the Loans, other Assets or liabilities transferred to or assumed by Purchaser hereunder, Seller will have the right, at its discretion and expense, to intervene in such matter, and Purchaser hereby agrees to give prompt and prior notice thereof to Seller and consents to such intervention.

q.Assumption of Risks.

2.If the building or other improvements of the Branch are destroyed or materially damaged by fire or other casualty prior to the Closing Date and will not be substantially repaired or replaced or do not have insurance coverage which, in the reasonable determination of Purchaser, is sufficient to repair or replace such building or other improvements, Purchaser will have the right to terminate this Agreement with regard to the Branch or to accept the Branch as damaged together with any rights of Seller to receive insurance proceeds or to exercise any other rights of Seller following their assignment to Purchaser on the Closing Date.

3.As of the Effective Time, Seller will discontinue any casualty and liability insurance coverage maintained with respect to the premises of the Branch and all Assets. Purchaser will be solely responsible for all casualty losses and liability claims arising after the Effective Time.

4.On the Closing Date, Seller will discontinue providing any security for persons and property at the Branch, and Purchaser assumes all liabilities arising out of injury or damage to persons and property after the Effective Time.

r.Information Reporting. With respect to the Loans and Deposit Liabilities purchased and assumed by Purchaser pursuant to this Agreement, Seller will be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority as required) all interest paid or earned and similar information for all periods prior to the Effective Time, and Purchaser will be responsible for reporting such information for all periods on and after the Effective Time. Purchaser agrees to indemnify Seller for any penalty, interest, claim, fee (including reasonable attorneys’ fees and expenses) or other liability or expense which may be imposed upon or asserted against Seller as a result of Purchaser’s failure to comply with its obligations under this Section
3.19. Seller agrees to indemnify Purchaser for any penalty, interest, claim, fee (including reasonable attorneys’ fees and expenses) or other liability or expense which may be imposed upon or asserted against Purchaser as a result of Seller’s failure to comply with its obligations under this Section 3.19.

a.Restrictive Covenants of Seller.

1.For a period beginning on the date of this Agreement and continuing for a period of three (3) years following the Closing Date, Seller will not (and will cause its affiliates not to), directly or indirectly call upon or solicit the business of any customer of the Branch whose deposit account is assumed by Purchaser as a Deposit Liability or whose Loan is purchased by Purchaser (each, a “Restricted Customer”), or induce or attempt to induce any Restricted Customer not to do business or to reduce the amount of business done with Purchaser or the Branch after Closing; provided, however, these restrictions will not restrict Seller, its affiliates or any of their successors or assigns from using the newspaper, radio, television, internet or similar advertisements of a general nature (i.e., that are not specifically targeted or intended to target Restricted Customers). The parties understand and acknowledge that after the date of this Agreement, upon closing of the Merger, the Restricted Customers will become customers of Seller for the period from the closing of the Merger to the Closing Date and this paragraph has no effect on such fact.

2.For a period of three years after the Closing Date, Seller will not (and will cause its affiliates not to) solicit for employment any person who is employed as of the Closing Date at the Branch and becomes an employee of Purchaser at the Effective Time (it being understood that advertising and other recruiting efforts aimed at the general public will not violate the terms of this covenant).

3.For a period of one year following the Closing Date, Seller will not (and will cause its affiliates not to) establish a new branch, a loan production or deposit production office, or any other banking facility within 15 miles of the Branch.

b.Agreement Not to Close Branch. Purchaser hereby confirms that after the Closing Date, Purchaser will not close, consolidate or relocate the Branch for a period of 180 days following the Closing Date. Purchaser agrees that it shall be solely responsible for complying with any required branch closing or other notices to regulators and customers in the event Purchaser should at any time thereafter determine to close, consolidate or relocate the Branch.

c.Solicitation of Accounts by Purchaser. Prior to the Closing Date, neither Purchaser nor any of its affiliates shall solicit customers of Seller (or any predecessor through merger or acquisition) through advertising specifically referencing or targeted to such customers nor transact their respective businesses in such a way which is reasonably likely to (a) induce such customers to close Deposit Liability accounts and open deposit accounts directly with Purchaser or any of its affiliates, or (b) result in the transfer of all or a portion of an existing Deposit Liability from Seller (or any predecessor through merger or acquisition). Notwithstanding the foregoing sentence, Purchaser and its affiliates shall be permitted to
(i) engage in advertising, solicitations or marketing campaigns not directed to or targeted at such customers, (ii) engage in lending, deposit, safe deposit, trust or other financial services relationships existing as of the date hereof with such customers through branch offices of Purchaser, (iii) respond to unsolicited inquiries by such customers with respect to banking or other financial services offered by Purchaser and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

ARTICLE IV SELLER’S EMPLOYEES AT BRANCH

a.Employment of Existing Branch Employees. Seller and Purchaser will cooperate in determining when to convene a meeting of the employees of Seller who are assigned to the Branch to disclose the execution of this Agreement and at which Purchaser will have an opportunity to speak to such employees, which shall occur not later than five (5) days after consummation of the Merger. After the execution of this Agreement, Purchaser agrees to interview as soon as reasonably practicable all employees of Seller who are then assigned to the Branch (“Employees”) as identified on Schedule 4.1, and will notify Seller within 60 days of execution hereof whether Purchaser intends to offer employment to such Employees. As of the Effective Time, the Employees who accept Purchaser’s offer of employment will become employees of Purchaser and will cease to be employees of Seller. Seller is responsible for the filing of Form W-2s with the Internal Revenue Service and any required filing with state tax authorities with respect to wages and benefits paid to each such retained Employee for periods ending on or prior to the Effective Time. Any Employees not hired by Purchaser will remain the responsibility of Seller, and Purchaser will have no liability or obligation to any such Employees. Any Employees hired by Purchaser whose employment is terminated (other than for cause) by Purchaser or any affiliate thereof within twelve (12) months following the Closing Date, shall be entitled to receive severance payments in an amount equal to two (2) weeks’ base pay for each full year of service based upon the employee’s date of hire (plus a prorated amount for each partial year of service, such service determined by taking into account service with the Seller, Purchaser and any affiliate of Purchaser), with a minimum of twelve (12) weeks’ of base pay.

It is understood and agreed that (a) Purchaser’s employment of any Employee as set forth in this Section 4.1 will not constitute a commitment, contract or understanding (express or implied) of an obligation on the part of Purchaser to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Purchaser may establish pursuant to individual offers of employment and (b) employment offered by Purchaser is “at will” and may be terminated by

Purchaser or by a retained Employee at any time for any reason. Nothing in this Agreement will be deemed to prevent or restrict in any way the right of Purchaser to terminate, reassign, promote or demote any of the retained Employees after the Effective Time or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such retained Employees.

a.Credit for Service and Participation in Purchaser Benefit Plans. From and after the Closing Date, each Employee hired by Purchaser shall be provided employee benefits and compensation opportunities that are substantially equivalent to those provided to similarly situated employees of the Purchaser in accordance with the terms of Purchaser’s employee benefit plans commencing on the Closing Date. Purchaser will grant to the retained Employees credit for their respective service with Seller, including any service credited by Seller from predecessors by merger or acquisition, for purposes of determining their participation eligibility and vesting rights, but not for purposes of benefit accruals in any pension, thrift, profit-sharing, life insurance, disability and other employee benefit plans or programs now or hereafter maintained by or on behalf of Purchaser. Each Employee hired by Purchaser shall be eligible to participate in the medical, dental, or other welfare plans of Purchaser provided to similarly situated employees of the Purchaser, as such plans may exist, on and after the Closing Date, and Purchaser shall use its reasonable best efforts to cause any pre-existing conditions, provisions or actively at-work requirements of such plans to be waived with respect to any such hired Employee (it being understood that general requirements of formal employment with Purchaser shall not be waived). Purchaser shall use its reasonable best efforts to cause all hired Employees who cease participation in Seller’s medical and/or dental or other welfare plans on the Closing Date and become participants in a corresponding Purchaser plan to receive credit for all co-payments and deductibles paid under Seller’s medical and dental plans, upon substantiation, in a form satisfactory to Purchaser that such co-payments and/or deductibles or portion thereof have been satisfied.

b.Employee Contact. As soon as reasonably practicable following the date hereof, Seller will cooperate with Purchaser, to the extent reasonably requested and legally permissible, to provide Purchaser with information about the Employees, including providing Purchaser with the performance related portions of personnel files of those Employees who provide Seller with their written consent thereto and a means to meet with the Employees. Seller will provide the officers and authorized representatives of Purchaser the opportunity to meet with the Employees prior to the Closing Date for training purposes, at reasonable times and upon reasonable notice without interfering with the Branch’s normal business and operations, or the affairs of Seller directly related to the Branch. Seller acknowledges that the Employees may be requested to travel to other branches of Purchaser for such training and Seller agrees to cooperate with Purchaser in regard to such training and to encourage the Employees to also cooperate in such training programs. Seller will also provide the officers and authorized representatives of Purchaser an opportunity to meet with Seller’s employees who have technical and operational expertise with respect to the operations of the Branch for purposes of such employees providing technical or operational assistance to Purchaser prior to the Closing Date.

a.Responsibility of Seller for Compensation and Benefits.

i.Seller will comply with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for all of Seller’s former employees and other qualifying beneficiaries for whom COBRA qualifying events occurred before or coincident with the Effective Time and Purchaser will have no responsibility for any such coverage. Seller will pay and discharge and be responsible for any employee benefits arising under Seller’s employee benefit plans and employee programs prior to the Closing Date, including benefits with respect to claims incurred prior to the Closing Date but reported after the Closing Date and benefits to employees on temporary leave of absence for medical purposes or on short term disability immediately prior to the Closing Date (“Leave Employees”) prior to such Leave Employees beginning work with Purchaser. Seller will indemnify and hold Purchaser harmless from all loss, cost, damage or expense, including reasonable attorneys’ fees, arising as a result of any alleged violation of COBRA or the Workers Adjustment and Retraining Notification Act to which Seller is subject or is alleged to be subject.

ii.Seller will pay, discharge, and be responsible for, and will indemnify Purchaser and its affiliates for, (i) all salary, wages (including, without limitation, payment for any and all paid time off, vacation, sick time or personal days accrued by the Employees as of the Effective Time Date), bonuses, commissions and any other form of compensation (including, without limitation, any deferred compensation) arising out of the employment of the Employees prior to or on the Closing Date, and (ii) any employee benefits under Seller’s employee benefit plans arising out of Seller’s employment of the Employees, including, without limitation, welfare benefits with respect to claims incurred prior to or on the Closing Date but reported after the Closing Date. Seller shall vest all retained Employees in any accrued benefits earned under Seller’s qualified retirement plan as of the Closing Date.

iii.Seller and Seller’s employee benefit plans will retain responsibility for all claims incurred by employees of Seller (in accordance with the terms of such plans with respect to claims incurred), including, without limitation, those made by Employees, or relating to events occurring, prior to or on the Closing Date.

iv.Seller will be solely and fully responsible for the Employees not hired by Purchaser in the transfer of Employees to other positions with Seller or in the termination of their employment with Seller. To the extent Seller is terminating any Employees not hired by Purchaser, Seller will be fully and completely responsible for such termination(s), paying those certain Employees all accrued wages, commissions, vacation pay and any other compensation due and owing, and providing notice of such Employees rights and obligations pursuant to COBRA and administering COBRA benefits, as applicable.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows, which representations and warranties will survive the Closing Date as provided in Section 12.4 hereof:

a.Corporate Organization. Seller is a Maine state chartered bank duly organized, validly existing and in good standing under the laws of the State of Maine. Seller has the corporate power and authority to own and operate the properties at the Branch, including, without limitation, the Assets, to carry on its business at the Branch as presently conducted, to execute, deliver and perform this Agreement and all related agreements and to effect the transactions contemplated hereby.

b.Corporate Authority. The execution and delivery of this Agreement and all related agreements by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate actions on the part of Seller. This Agreement and all related agreements and instruments executed and delivered by Seller pursuant hereto have been and will be duly executed by Seller and constitute and will constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to the provisions of federal and other applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors’ rights generally, now or hereafter in effect, and subject to general equity principles, which may limit enforcement of certain remedies.

c.Assets.

i.Upon consummation of the Merger, Seller will have good and marketable title to the Assets, and upon consummation of the transactions contemplated herein, Purchaser will have good and marketable title to the Assets, free and clear of all Liens.

ii.Seller represents and warrants to Purchaser, as of the date of consummation of the Merger and on the Closing Date, with respect to each Loan listed on Schedule 1.2(a) as follows:

1.Schedule 1.2(a) sets forth as to each Loan (i) the unpaid principal balance of such Loan as of the date of this Agreement, (ii) the book value of such Loan, (iii) whether taxes, insurance or other amounts are escrowed for such Loan and the balance of any escrow account as of the date of this

Agreement, and (iv) whether the Loan is in foreclosure, or non-accrual or non-performing status, or the borrower is (or has been in the past) in breach of the terms thereof. The information and descriptions concerning each Loan contained in Schedule 1.2(a) are complete, true and correct, and Seller will deliver to Purchaser at the Closing an updated Schedule 1.2(a) as of the Closing Date.

1.The “Purchase Price” for each Loan set forth on Schedule 1.2(a) is the amount that is the lesser of (i) the unpaid principal balance of the Loan on the Closing Date, and (ii) Seller’s book value of the Loan (after giving effect to all write-downs or charge-offs related to the Loan). Seller’s practices with respect to write-downs and charge offs related to the Loans have complied with applicable laws and regulations and with generally accepted industry standards and practices.

2.Upon consummation of the Merger, Seller (i) will be the sole and lawful owner of each Loan and the servicing rights related thereto and no third- party will have any interest or participation in any Loan; (ii) will have good and marketable title to the Loans and the servicing rights, free and clear of all security interests, liens, pledges, charges, encumbrances, or any interests of any other party, except as to those Loans identified on Schedule 1.2(a) hereto which are serviced by third parties; (iii) will have the full right and authority to assign and transfer each Loan and servicing rights to Purchaser without the necessity of obtaining any third party’s consent; and (iv) upon transfer Purchaser shall become the lawful owner and holder of each Loan free and clear of all claims by any third party. There has been no previous sale, assignment, pledge or hypothecation of any Loan or related servicing rights by Seller.

3.Each (i) Loan, (ii) note, (iii) mortgage, and (iv) other contract or agreement relating to each Loan, including, without limitation, all guarantees, security interests and security agreements, is in every respect genuine and complete and what it purports to be, and is the legal, valid and binding obligation of each borrower thereunder, enforceable against the borrower in accordance with its terms and is free from all claims, defenses, rights of rescission, any discount, allowance, set-off, counterclaim, presently pending bankruptcy or other defenses or contingent liability by any borrower which could adversely affect the value or collectability of any Loan. None of the notes, mortgages, contracts, agreements or other documents contained in the loan files, including applications, is forged or has been entered into by any persons without the required legal capacity or is otherwise the product of fraud.

4.All notes, mortgages, security agreements, guarantees, loan files, magnetic or computer tapes, exhibits, schedules and every document or report delivered, or to be delivered, by Seller to Purchaser accurately and completely reflect the facts stated therein in all material respects, including, without limitation, the outstanding principal balances or other charges or payment due under the Loans, and any and all other significant events relating to the Loans.

1.With respect to each Loan, all costs, fees and expenses incurred in making, closing and recording any applicable mortgage have been paid and the full principal amount of the note has been disbursed or advanced to the borrower or disbursed or advanced according to the written direction of the borrower. In all material respects, each Loan is valid and complies with all applicable laws and regulations, including, but not limited to, the Truth-In-Lending Act, Real Estate Settlement and Procedures Act, Home Ownership and Equity Protection Act of 1994, Consumer Credit Protection Act, Equal Credit Opportunity Act, Fair Housing and Disclosure Act, Regulation Z, and the Home Mortgage Disclosure Act.

2.In connection with the origination, acquisition, ownership, servicing, execution and content of all Loans, all applicable federal and state laws, rules and regulations, including the Acts have been, and are being, complied with in all material respects, by Seller and any predecessor in interest of Seller; and all information required to be disclosed to the borrower pursuant to the applicable law or regulation has been properly and accurately disclosed to the borrower by Seller or a predecessor in interest of Seller, as the case may be, in material compliance and in accordance with applicable law and regulation. Each borrower has duly executed appropriate evidence indicating that such borrower has received the disclosure materials as required by applicable law and regulations, and such evidence is, in each instance, located in the relevant loan file. For each Loan that has private mortgage insurance, such insurance is valid and in full force and effect.

3.None of the Loans has been modified or restructured in any way, including troubled debt restructurings. No borrower has been released, in whole or in part, from liability or obligations in respect of any Loan and no property or other collateral has been released from the lien.

4.No Loan has been satisfied, prepaid in full, cancelled, subordinated or rescinded, or foreclosed upon, in whole or in part.

5.Each Loan is secured by a first and paramount Lien in and on the relevant collateral, and, if applicable, any mortgage has been duly executed by the borrower and properly acknowledged and filed or recorded in the appropriate office for public recordation, and all security interests have been perfected in accordance with applicable law and all applicable fees relating thereto have been paid. There are no facts that would give rise to a challenge to any guarantee’s validity or enforceability. When each Loan was originated or acquired, the related mortgaged or pledged property was free and clear of all mechanics’, materialmen’s, and similar liens and no rights were outstanding at that time that under law could give rise to any such liens that could be prior to, or equal in priority with the lien of the mortgage or other security interest and to Seller’s knowledge, no such liens have been filed, are pending or have been threatened.

1.With respect to each Loan, no instruments other than those to be delivered pursuant hereto are required in order to evidence the indebtedness that exists with respect to the Loan or the first Lien of Seller in the related collateral, or to transfer and assign such Lien to Purchaser.

2.The servicing and collection procedures used with respect to each Loan have been in all respects legal, proper and prudent, and with respect to escrow deposits, there exists no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made.

3.With respect to each of the Loans, upon Consummation of the Merger, Seller will have insurance certificates evidencing that any pledged or mortgaged property is insured by an insurer licensed to do business in the state where such pledged or mortgaged property is located and generally acceptable in the industry against loss by fire, theft, vandalism and hazards as are customarily insured against in the area in which the pledged mortgaged property is located, in an amount which is at least equal to the outstanding principal balance of the related Loan, all such insurance is currently in force and effect and Seller has received no cancellation notices with respect to such insurance coverage. If any mortgaged property is in an area as having special flood hazards and, as of the date of origination or acquisition of the Loans, Seller (or any predecessor by merger or acquisition) was required to maintain flood insurance on the Loans, a flood insurance policy meeting applicable requirements is in full force and effect with a generally acceptable insurance carrier, in an amount not less than the outstanding principal balance of the Loan. Upon closing of the Merger, all insurance policies will contain a standard mortgagee clause naming Seller (or any predecessor by merger or acquisition), its successors and assigns as an additional insured, and a provision for notice to mortgagee in the event of cancellation of the policy.

4.Seller has received no notice of, and otherwise has no knowledge of, any pending or threatened proceeding for the total or partial condemnation of any mortgaged or pledged property. The mortgaged or pledged property, when the Loan was originated or acquired, was in good repair and free and clear of any damage that would affect materially and adversely the value of the mortgaged or pledged property as security for the Loan or the use for which the mortgaged or pledged property was intended.

1.Each Loan that is a mortgage loan is insured by an ALTA Mortgage Title Insurance Policy, valid and binding in the jurisdiction where the related mortgaged property is located, insuring Seller (or any predecessor by merger or acquisition), its successors and assigns, as to the first priority lien of the mortgage in the original principal amount of the Loan, as increased by deferred and capitalized interest, if applicable, and subject only to permitted exceptions. Notwithstanding anything to the contrary herein, Purchaser shall not be obligated to purchase any Loan if, in its reasonable judgment, it is unsatisfied with any exceptions to title.

2.Except as set forth in Schedule 5.3(b)(xvi), there is no material default, breach, violation or event of acceleration existing under any Loan, and Seller has not waived any default, breach, violation or event of acceleration pertaining to any Loan. None of the Loans is delinquent, and no monthly payment has been 30 or more days past due during the last 12- month period.

3.The details and information relating to the servicing of the Loans contained in the files, or otherwise delivered to Purchaser, including the payment history, are true, complete and correct in all material respects.

4.No borrower has any right or option to borrow any additional funds in connection with any of the Loans.

5.The appraisal, if any, contained in each file was made and signed, prior to the approval of the Loan application, by a duly licensed or certified appraiser.

i.Seller has delivered to Purchaser a complete and correct copy of the Real Property Lease, and any amendments thereto. Such Lease is valid and subsisting and there does not exist with respect to Seller’s (or any predecessor by merger or acquisition) or, to the knowledge of Seller, landlord’s obligations thereunder any material default or event or condition which, after notice or lapse of time or both, would constitute a material default thereunder. To the knowledge of Seller, there is no condemnation proceeding pending or threatened which would preclude or impair the use of the Branch as presently being used in the conduct of business of Seller (or any predecessor by merger or acquisition).

ii.The Fixed Assets are all of the material tangible assets owned or leased by Seller (or any predecessor by merger or acquisition) and used by it to conduct the business of the Branch as of the date hereof. The banking equipment which constitutes a part of the Fixed Assets, taken as a whole, is in good operating condition and repair, giving consideration to its age and use and subject to ordinary wear and tear. Upon consummation of the Merger, Seller will have good and marketable title to said Fixed Assets, free and clear of all Liens.

i.No notice of any violation of zoning laws, building or fire codes or other statutes, ordinances or regulations relating to the operation of the Branch has been received by Seller (or any predecessor by merger or acquisition). To Seller’s knowledge, there are no zoning ordinances, material building codes, use or occupancy restrictions pending or, to Seller's knowledge, threatened with respect to the Branch and to Seller’s knowledge, the Branch has been operated in all material respects in accordance with applicable laws, rules, and regulations.

a.No Violation. Neither the execution and delivery by Seller of this Agreement or any related agreements, nor the consummation by Seller of the transactions contemplated hereby or thereby, will violate, conflict with, breach, result in a default under or result in acceleration of payment or other obligations, or create a lien, charge or encumbrance, under (a) the charter or bylaws of Seller, (b) any provision of any material agreement or any other material restriction to which Seller is a party or by which Seller or any of its properties is bound, or (c) any statute, law, decree, regulation or order of any governmental authority (assuming the Regulatory Approvals are obtained).

b.Deposits. All of the Deposit Liabilities were issued and remain in compliance in all material respects with all applicable laws, orders and regulations and are insured by the FDIC to the maximum extent provided in the rules and regulations of the FDIC, and were acquired in the ordinary course of business. No action is pending or threatened by the FDIC with respect to the termination of such insurance. Upon consummation of the Merger, the Deposit Liabilities will be genuine and enforceable obligations of Seller. The balance of each deposit account included in the Deposit Liabilities as shown on Seller’s books and records as of the close of business on the Closing Date will be true and correct. The Deposit Liabilities are not subject to any claims with respect to such Deposit Liabilities that are superior to the rights of the persons shown on the records delivered to Purchaser indicating the owners of the Deposit Liabilities, other than claims against such owners of the Deposit Liabilities, such as state and federal tax liens, garnishments and other judgment claims, which have matured or may mature into claims against the respective Deposit Liabilities. Upon consummation of the Merger, Seller will have the right to transfer or assign each of the Deposit Liabilities to Purchaser subject to receipt of applicable Regulatory Approvals.

c.Statements True and Correct. No representation or warranty made by Seller nor any statement, certificate or instrument furnished or to be furnished to Purchaser by Seller pursuant to this Agreement contains or will contain any material untrue statement of fact.

d.Compliance with Laws. Seller (or any predecessor by merger or acquisition) has complied in all material respects with all laws, regulations and orders applicable to the operation of the Branch. No notice or warning has been received from any governmental authority with respect to any failure or alleged failure of Seller (or any predecessor by merger or acquisition) or the Branch to comply in any respect with any law, regulation or order.

a.Environmental Matters. To the knowledge of Seller, there are no present or past conditions on the Branch involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any hazardous materials or from any generation, transportation, treatment, storage, disposal, use or handling of any hazardous materials. Seller (or any predecessor by merger or acquisition) has not received notice of, nor are there outstanding or, to the knowledge of Seller, pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the Branch. The Branch is not currently undergoing remediation or cleanup of hazardous materials or other environmental conditions. To Seller’s knowledge, there is no material environmental defect in or associated with the real property on which the Branch is operated (the “Leased Property”) resulting from actions or omissions to act of Seller. Seller (or any predecessor by merger or acquisition) has not received written notification from any person that any hazardous substance, as defined under Section 104(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), has been disposed of, buried beneath, percolated beneath or otherwise exists on the Leased Property.

b.Litigation. There are no claims, actions, suits or proceedings of any kind in any court or before any governmental authority or arbitration board or tribunal which are pending, or to the knowledge of Seller, threatened or contemplated, against, or otherwise affecting Seller (or any predecessor by merger or acquisition) and/or the Assets or the Deposit Liabilities or other liabilities being assumed by Purchaser hereunder or that challenge the validity or legality of the transactions contemplated by this Agreement. There is no decree, judgment or order of any kind in existence, against, affecting or restraining Seller or any of its officers, employees, or directors, from taking any actions of any kind in connection with the performance of this Agreement and the transactions contemplated hereby.

c.Employee Matters. Except as disclosed on Schedule 5.10, there are no employment contracts, change in control agreements, termination benefit agreements or severance agreements between Seller (or any predecessor by merger or acquisition) and any of the Employees. Seller is not a party to any contract or arrangement with any union relating to the business conducted at the Branch and Seller is not aware of any pending organizational efforts at the Branch. Schedule 5.10 sets forth a true and correct list of all employees of the Branch, their respective titles, full or part time status, salaried or hourly status, and salary or hourly rate in effect on the date of this Agreement (which will be updated as of the Closing Date), any and all bonus or incentive or other compensation arrangements or commitments, for the Employees individually or as a group.

d.ERISA.

i.Schedule 5.11(a) lists each employee benefit plans (as defined under Section 3(3) of the Employee Retirement Income Security Act (“ERISA”)) whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, bonus, deferred compensation, medical, life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements and employment agreements, whether written or unwritten, that are currently effective and under which Seller and any entity with which Seller would be deemed a “single employer” within the meaning of ERISA Section 4001 (“ERISA Affiliate”) has any current or future obligation for the benefit of any Employee.

i.Neither Seller nor any ERISA Affiliate has any liability or liabilities under any employee benefit plan that will become a liability or liabilities of Purchaser or any affiliate of Purchaser or result in any Lien on the Assets or on any other assets of Purchaser or Purchaser’s affiliates.

ii.None of the Assets (i) are “plan assets” of any employee benefit plan, (ii) are subject to any Lien relating to any employee benefit plan under ERISA, the Code or otherwise, or (iii) otherwise have been identified or earmarked as available for or relating to benefits under any employee benefit plan.

a.No Broker Fees. Seller has not involved any broker in arranging this transaction. Seller will indemnify and hold harmless Purchaser in the event any broker claims a fee or commission is due as a result of the representation of Seller in this transaction.

b.Taxes.

i.Except as would not, individually or collectively, materially and adversely affect the Assets or Purchaser’s use of the Assets: (i) Seller has timely filed all Tax returns required to be filed by it, and all such Tax returns were true, correct and complete in all respects, (ii) Seller has timely paid all Taxes required to be paid, whether or not such liability for Taxes was reflected in any Tax return filed by Seller, and (iii) Seller has withheld and paid all Taxes required to have been paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder thereof or other third party. There are no Liens for Taxes with respect to the Assets other than Liens for Taxes that are not yet due and payable, and Seller has not received written notice that any such Liens are pending or threatened.

ii.All Tax liabilities attributable to the operations of Seller in general, the operations of Seller at the Branch in particular, or the Assets through the Closing Date shall be the responsibility of Seller, and no such Tax liability will result in a Lien on, or otherwise negatively impact, the Assets.

iii.For purposes of this Agreement:

1.“Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, capital stock, real property, personal property, tangible, intangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of any kind imposed by any governmental authority, whether disputed or not, and any charges, interest or penalties imposed by any governmental authority.

1._ “Tax Return” means any report, return, declaration or other information required to be supplied to a governmental authority in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

a.Books, Records, Documentation, Etc. The books and records of the Branch are correct, accurate and complete in all material respects, have been maintained in a consistent and customary manner, and are in material compliance with all applicable federal and state laws and regulations and customary banking practices. The deposit and lending related forms, notices, statements and related documentation, as well as Seller’s (or any predecessor by merger or acquisition) policies, procedures and practices with respect thereto used at the Branch, comply in all material respects with applicable federal and state laws and regulations and customary banking practices.

b.Condemnation Proceedings; Zoning Variations. Seller (or any predecessor by merger or acquisition) has received no written notice of any pending or threatened, nor is it aware of any contemplated, condemnation proceeding affecting or relating to the Branch. Seller (or any predecessor by merger or acquisition) has no knowledge of receipt of any written notice from any governmental authority of any uncorrected violations of zoning and/or building codes relating to the property subject to the Real Property Lease, or knowledge of the intention of any such authority to provide such notice.

c.Operations Lawful. The conduct of banking business at the Branch is in compliance in all material respects with all federal, state, county and municipal laws, ordinances and regulations applicable to conduct of such business.

d.Insurance. Seller (or any predecessor by merger or acquisition) maintains such insurance on the Branch and the Fixed Assets as may be required or as is customary in the business of banking.

e.Assumed Contracts and Office Lease. Schedule 5.18 sets forth a true and accurate listing of all contracts and agreements related to the Branch to be assumed by Purchaser. Each such contract or agreement is valid and subsisting and in full force and effect in accordance with its terms, Seller is not in breach thereunder, and Seller has no knowledge of any actual or threatened breach or threatened termination of any such contract or agreement or claims or defenses thereto by any other party thereto.

f.Regulatory Matters. Except as set forth in Schedule 5.19, Seller is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by any federal, state or local government agency, except to the extent that any of the foregoing is subject to regulatory confidentiality restrictions prohibiting its disclosure to Purchaser, and Seller has not been advised orally that any federal, state or local government agency is considering issuing, initiating, ordering, or requesting any of the foregoing, except to the extent that any such advice is subject to regulatory confidentiality restrictions prohibiting its disclosure to Purchaser.

a.Mechanic's Liens. Seller has paid or will pay in full prior to Closing all bills and invoices for labor and material of any kind arising from the ownership, operation, management, repair, maintenance, or leasing as tenant under the Real Property Lease, and no actual or potential mechanic's lien or other claims are outstanding or available to any party in connection with the ownership, operation, management, repair, maintenance, or leasing as tenant of said properties.

b.Condition of Building. To the knowledge of Seller, the Building, including all of its systems, is in good condition and repair. Seller (and any predecessor by merger of acquisition) has no knowledge of any material defect with respect to the condition of the Building.

ARTICLE VI
REPRESENTATIONS, WARRANTIES, AND COVENANTS OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows, which representations and warranties will survive the Closing Date as provided in Section 12.4 hereof:

a.Corporate Organization. Purchaser is a federally chartered commercial bank, duly organized and validly existing under the laws of the United States. Purchaser has the corporate power and authority to own the Assets at the Branch being acquired, to assume the liabilities and obligations being assumed hereunder, including, without limitation, the Deposit Liabilities of the Branch; to execute, deliver and perform this Agreement and all related agreements; and to effect the transactions contemplated hereby.

b.Corporate Authority. The execution and delivery of this Agreement and all related agreements by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate actions on the part of Purchaser. This Agreement and all related agreements executed and delivered by Purchaser pursuant hereto, including, without limitation, all instruments confirming the assumption by Purchaser of the obligations and liabilities of Seller contemplated hereby, have been and will be duly executed by Purchaser and constitute and will constitute the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to the provisions of federal and other applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors’ rights generally, now or hereafter in effect, and subject to general equity principles, which may limit enforcement of certain remedies.

a.No Violation. Neither the execution and delivery by Purchaser of this Agreement or any related agreements, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, will violate, conflict with, breach, or result in a default under (a) the charter or bylaws of Purchaser, (b) any provision of any agreement or any other restriction to which Purchaser is a party or by which Purchaser or any of its properties is bound, or (c) any statute, law, decree, regulation or order of any governmental authority (assuming the regulatory approvals are obtained); provided, however, that in the case of the foregoing clauses (b) and (c), except as would not be reasonably expected, individually or collectively, to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

b.Approvals and Consents. Other than the Regulatory Approvals, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals or authorizations required to be obtained by Purchaser from, any governmental or regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder by Purchaser, the failure to make or obtain any or all of which would be reasonably expected to prohibit Purchaser from being able to fulfill its obligations hereunder.

c.Regulatory Matters. Purchaser is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by any federal, state or local government agency, except to the extent that any of the foregoing is subject to regulatory confidentiality restrictions prohibiting its disclosure to Seller, and Purchaser has not been advised orally that any federal, state or local government agency is considering issuing, initiating, ordering, or requesting any of the foregoing, except to the extent that any such advice is subject to regulatory confidentiality restrictions prohibiting its disclosure to Seller;

d.Litigation. There are no claims, actions, suits or proceedings of any kind in any court or before any governmental authority or arbitration board or tribunal which are pending, or to the knowledge of Purchaser, threatened or contemplated, against, or otherwise affecting Purchaser that challenge the validity or legality of the transactions contemplated by this Agreement. There is no decree, judgment or order of any kind in existence, against, affecting or restraining Purchaser or any of its officers, employees, or directors, from taking any actions of any kind in connection with the performance of this Agreement and the transactions contemplated hereby.

e.No Broker Fees. Purchaser has not involved any broker in arranging this transaction and will indemnify and hold harmless Seller in the event any broker claims a fee or commission is due as a result of the representation of Purchaser in this transaction.

f.Tax Covenant. All Tax liabilities attributable to the operations of Purchaser in general, the operations of Purchaser at the Branch in particular, or the Assets after the Closing Date shall be the responsibility of Purchaser.

a.Regulatory Covenants. From the date hereof through the Closing Date, Purchaser shall
i.remain at least “adequately capitalized”, as defined in the FDIA, (ii) meet all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches and (iii) maintain at least a “satisfactory” CRA rating. Purchaser shall take no action which would adversely affect or delay the receipt of any Regulatory Approval.

ARTICLE VII
CONDUCT OF BUSINESS PENDING THE CLOSING DATE

a.Conduct of Business. From the closing date of the Merger to the Closing Date, and except as otherwise consented to in writing by Purchaser:

i.Seller will carry on the business of the Branch substantially in the same manner as it has been before the execution of this Agreement, and Seller will not, with regard to the Branch, engage in any activities or transactions outside its ordinary course of business as conducted as of the date hereof except for activities or transactions contemplated by this Agreement, provided, however, that Seller need not, in its sole discretion, advertise or promote new or substantially new customer services in the principal market area of the Branch.

ii.Seller will use its best efforts to preserve its business operation as conducted at the Branch; maintain generally the employment of Employees at the Branch, except that Seller will not be precluded from making employment-related determinations on a case-by-case basis (provided, that no Employee will be transferred to or from another branch of Seller after the date hereof without the prior written consent of Purchaser); preserve for Purchaser the goodwill of its customers and others doing business with the Branch; not reduce the service charges on any deposit product or fee-based product (e.g., money orders, cashier’s checks) unless such reduction is implemented generally in Seller’s other branches; and cooperate with and assist Purchaser in assuring the orderly transition of such business from Seller to Purchaser. Nothing herein will be construed as requiring Seller to engage in any activities or efforts outside the ordinary course of business as presently conducted.

iii.Seller will not: (i) grant any increase in compensation or benefits to the Employees or officers at the Branch except as part of Seller’s normal annual compensation review process or required by contract or law, which increases will not exceed 4% in the aggregate for all such employees and officers, (ii) pay any bonus except pursuant to Seller’s normal annual compensation program, or (iii)

enter into any severance, change in control or termination benefit agreements with any Employees or officers at the Branch.

i.Except as may be required by regulatory authorities, Seller will not, without the prior written consent of Purchaser: (i) transfer to Seller’s other offices or otherwise any Assets identified on Schedule 1.2(a), (ii) transfer to Seller’s other offices or otherwise any Deposit Liabilities (it being understood that the Excluded Deposits as defined in Schedule 1.5(d) and any other deposits not being transferred pursuant hereto are not included in such prohibition against transfer) except upon the unsolicited request of a depositor in the ordinary course of business, (iii) transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding, or negotiate with any party with respect to entering into a contract, agreement or understanding, to transfer, assign, encumber or otherwise dispose of any or all of the Assets or Deposit Liabilities, except pursuant to this Agreement, (iv) invest in any fixed assets or improvements to the Branch except for replacements of furniture, furnishings and equipment required to be purchased or made in the ordinary course of business, (v) enter into any contract, commitment, lease or other transaction relating to the Branch that requires aggregate future payments in excess of $5,000, or (vi) sponsor any promotional programs to increase the deposit liabilities at the Branch, offer interest rates on deposits that exceed prevailing market rates, or offer interest rates on deposits at the Branch that are more favorable than the rates offered at Seller’s other Branches.

ii.Successor Trustee. Seller will designate Purchaser as successor trustee as to any IRA or Keogh plan account constituting a Deposit Liability, and transfer the trusteeship of all such IRA and Keogh plan accounts to Purchaser as of the Effective Time in form and substance acceptable to Purchaser.

ARTICLE VIII
CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligations of Purchaser to complete the transactions provided for in this Agreement are conditioned upon the fulfillment, at or before the Closing Date, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser, except for the conditions in Section 8.5, which cannot be waived by Purchaser):

a.Representations and Warranties True. The representations and warranties made by Seller in this Agreement that are qualified by a reference to materiality must have been true and correct in all respects when made and must be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made at and as of such time, and the representations and warranties made by Seller in this Agreement that are not so qualified must have been true and correct in all material respects when made and must be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

a.Obligations Performed. Seller must have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

b.Certificate of Compliance. Seller must have delivered to Purchaser a certificate of its President or any Executive Vice President, dated at the Closing Date, certifying the fulfillment of each of the foregoing conditions.

c.No Adverse Litigation. On the Closing Date, no action, suit or proceeding is threatened or pending against Purchaser or Seller which might reasonably be expected to (i) materially and adversely affect the business, properties and assets of the Branch or (ii) materially and adversely affect the transactions contemplated by this Agreement.

d.Regulatory Approvals. Purchaser must have received from the appropriate regulatory authorities all regulatory approvals (i) of the transactions contemplated hereby and (ii) to operate the Branch as a branch of Purchaser and all notice and waiting periods required by law must have expired. Seller must not have been notified by any regulatory authority that discontinued operation of the Branch by Seller would be a violation of any statute, regulation or policy of any regulatory authority; no proceedings to enjoin, prohibit, restrain, or invalidate transactions contemplated by this Agreement has been instituted or threatened; and any conditions of any regulatory approvals have been met. Such regulatory approvals must not have imposed any condition that is materially disadvantageous or burdensome to Purchaser.

e.FIRPTA. Seller must have executed and delivered to Purchaser a certificate, dated as of the Closing Date, that meets the requirements of Treasury Regulation Section 1.1445- 2(b) and is signed by an authorized officer of Seller to the effect that Seller is not a “foreign person” as defined in Section 1445 of the Code.

f.Updated List of Loans. Seller must have delivered to Purchaser an updated Schedule 1.2(a) and any other schedules or exhibits required to be updated as of the Closing Date.

ARTICLE IX CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller to complete the transactions provided for in this Agreement are conditioned upon the fulfillment, at or before the Closing Date, of each of the following conditions (all or any of which may be waived in whole or in part by Seller except for the conditions in Section 9.5 which cannot be waived by Seller):

a.Representations and Warranties True. The representations and warranties made by Purchaser in this Agreement that are qualified by a reference to materiality must have been true and correct in all respects when made and must be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made at and as of such time, and the representations and warranties made by Purchaser in this Agreement that are not so qualified must have been true and correct in all material respects when made and must be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

a.Obligations Performed. Purchaser must have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

b.Certificate of Compliance. Purchaser must have delivered to Seller a certificate of its President or any Executive Vice President, dated at the Closing Date, certifying the fulfillment of each of the foregoing conditions.

c.No Adverse Litigation. On the Closing Date, no action, suit or proceeding is threatened or pending against Purchaser or Seller which might reasonably be expected to materially and adversely affect the transactions contemplated by this Agreement.

d.Regulatory Approvals. Purchaser must have received from the appropriate regulatory authorities all regulatory approvals (i) of the transactions contemplated hereby and (ii) to operate the Branch as a branch of Purchaser, and all notice and waiting periods required by law must have expired. Seller must not have been notified by any regulatory authority that discontinued operation of the Branch by Seller would be a violation of any statute, regulation or policy of any regulatory authority, and no proceedings to enjoin, prohibit, restrain, or invalidate transactions contemplated by this Agreement will have been instituted.

e.Consummation of the Merger. The Merger must have been consummated before the Closing Date.

ARTICLE X REPURCHASE OF DEFECTIVE LOANS

a.Notice of Defective Loans to Seller. Upon discovery by Purchaser or Seller of a Loan that breaches any representation or warranty made by Seller in this Agreement (a “Defective Loan”), the party that discovered such Defective Loan will provide written notice within 10 business days of such defect to the other party (if given by Purchaser, the “Purchaser’s Notice”).

b.Right to Cure. Seller will have the right and option to cure a Defective Loan, which is reasonably curable; provided, that such a cure, satisfactory to Purchaser, is completed within 30 calendar days of Seller’s discovery of the Defective Loan or Seller’s receipt of Purchaser’s Notice referenced in Section 10.1, or such shorter period as may be required by applicable law (“Cure Period”).

c.Obligation to Repurchase. Seller will be obligated to repurchase at the purchase price of such Loan plus (a) accrued interest to the date of repurchase, less (b) interest paid as of the date of repurchase (the “Repurchase Price”) any Defective Loan that is not, or is incapable of being, cured to Purchaser’s satisfaction during the Cure Period. Seller will repurchase the Defective Loan within 15 business days of the expiration of the Cure Period at the Repurchase Price.

a.Reassignment to Purchaser. Upon any repurchase of a Defective Loan hereunder, Purchaser will endorse over, reassign, deliver and transfer to Seller (a) all portions of the Defective Loan and related note with appropriate completed endorsements, which will be without recourse and without representation or warranty, so as to vest Seller with title to the reassigned Loan; and (b) deliver to Seller a recordable assignment of any applicable mortgage, unless the defect in the Defective Loan prevents compliance with (a) and (b). Purchaser will execute such other documents as Seller may reasonably request to accomplish the transfer

b.General. The rights granted to Purchaser in this Article X will be in addition to Purchaser’s right to indemnification under Section 3.15, and Purchaser may exercise such rights in its discretion without any order of priority. Any due diligence conducted by Purchaser or Purchaser’s failure to discover or reveal to Seller a breach of a representation or warranty on or before the Closing Date will not limit, diminish or eliminate Purchaser’s right to the remedies under this Article X.

c.Limitation on Repurchase Obligation. Seller’s repurchase obligations under this Article X will expire on the second anniversary of the Closing Date. Notwithstanding the foregoing, any repurchase pending under this Article X prior to the second anniversary of the Closing Date will be unaffected and may be completed pursuant to the terms hereof after such date. Thereafter, Seller will have no obligation to repurchase any Loans unless otherwise required by applicable law. Seller’s repurchase obligations under this Article X shall not apply if any federal or state regulatory authority informs Seller that it is not permitted to effectuate any repurchase.

ARTICLE XI TERMINATION

a.Methods of Termination. This Agreement may be terminated in any one of the following ways:

i.at any time on or before the Closing Date by the mutual consent in writing of Purchaser and Seller;

ii.by Purchaser in writing if the conditions set forth in Article VIII of this Agreement have not been met by Seller or waived in writing by Purchaser before the date required by this Agreement;

iii.by Seller in writing if the conditions set forth in Article IX of this Agreement have not been met or waived in writing by Seller before the date required by this Agreement;

i.at any time on or before the Closing Date by Purchaser or Seller in writing if the other has breached any representation or warranty in any material respect (as if such representation or warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or breached any covenant, undertaking or obligation contained herein, and such breach (if curable) has not been cured by the earlier of 30 calendar days after the giving of notice to the breaching party of such breach or the Closing Date;

ii.by either Seller or Purchaser in writing at any time after any of the Regulatory Approvals has been denied and is not appealable or Purchaser has not sought such appeal in a timely manner; and

iii.by either Seller or Purchaser in writing if the transactions contemplated hereby are not consummated on or before 180 days from the closing date of the Merger or
a.April 30, 2021, in which case this Agreement will be null and void, unless the failure of such occurrence is due to the failure of the party seeking to so terminate to perform or observe any of its agreements and conditions set forth herein.

a.Procedure Upon Termination. In the event of termination pursuant to Section 11.1, written notice of termination will forthwith be given to the other party, and this Agreement will terminate and be null and void immediately upon receipt of such notice, unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:

1.each party will return to the party furnishing the same all documents, work papers and other materials of the other party, including photocopies or other duplications or summaries thereof, relating to the transaction contemplated by this Agreement, whether obtained before or after the execution of this Agreement;

2.all information received by either party with respect to the business of the other party (other than information which is a matter of public knowledge or which, before or after this date, has been published in any publication for public distribution or filed as public information with any governmental authority) will not at any time be used for any business purpose by such party or disclosed by such party to any third person; and

3.each party will pay its own expenses except as set forth in Section 12.5.

The requirements of this Section 11.2 will survive the termination of this Agreement.

b.Effect of Termination. The termination of this Agreement will not release any party from any liability or obligation to the other party arising from a breach of any provision of this Agreement occurring prior to the termination.

ARTICLE XII MISCELLANEOUS PROVISIONS

a.Amendment and Modification. The parties to this Agreement may, by mutual consent, amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

b.Waiver or Extension. Either party by written instrument signed by its duly authorized officers may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein or in any such documents; provided, however, that neither party may waive the requirement for obtaining the Regulatory Approvals.

c.Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned prior to the Closing Date by either of the parties without the prior written consent of the other.

d.Survival of Representations and Warranties. Except as expressly otherwise provided herein or unless the context otherwise requires, neither party may assert a claim more than two years after the Closing Date for breach of a representation, warranty or condition set forth in this Agreement, except that (a) the express representations and warranties of Seller referred to in Sections 5.1, 5.2, 5.3(a) and 5.3(b)(i)-(iii) will survive after the Closing indefinitely, (b) express representations and warranties of Purchaser referred to in Sections 6.1 and 6.2 will survive after the Closing indefinitely and (c) any claim asserted prior to the two year anniversary of the Closing Date will be unaffected and will continue after such time until resolved in accordance with the terms of this Agreement.

e.Payment of Expenses. Except as otherwise specifically provided in this Agreement, each party will bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereunder. Except as otherwise expressly provided herein, any expenses, fees and costs necessary for any Regulatory Approvals or for any notice to depositors of the assumption of the Deposit Liabilities provided for in this Agreement will be paid by Purchaser.

f.Breaches of Agreements with Third Parties. If the assignment of any material claim, contract, license, lease, or commitment (or any material claim or right or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of Purchaser or Seller thereunder, then such assignment will be made subject to such consent or approval being obtained.

a.Addresses for Notices, Etc. All notices, requests, demands, consents and other communications provided for hereunder and under the related documents will be in writing and will be deemed to have been duly given when delivered by hand (with written confirmation of receipt), by email or other electronic means (with electronic confirmation of delivery), by Federal Express or other carrier guaranteeing next day delivery (with written confirmation of delivery by such carrier), or by registered or certified mail, postage prepaid, to such party at its address, email address set forth below or such other address or email address as such party may specify by notice to the parties hereto:

If to Seller to:

Robert S. Montgomery-Rice President and CEO
Bangor Savings Bank 24 Hamlin Way
Bangor, Maine 04401
Email: Robert.Montgomery-Rice@bangor.com

Copy to:

Richard A. Schaberg, Esq. Hogan Lovells US LLP Columbia Square
555 Thirteenth Street, NW Washington, DC 20004
Email: richard.schaberg@hoganlovells.com If to Purchaser to:
Tony C. Mckim
President and Chief Executive Officer First National Bank,
223 Main Street, P.O. Box 940
Damariscotta, Maine 04543 Email: tony.mckim@thefirst.com

Copy to:

David J. Champoux, Esq. Pierce Atwood LLP
254 Commercial Street, Merrill’s Wharf Portland, ME 04101
Email: dchampoux@pierceatwood.com

a.Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile or image of a signature delivered electronically (such as a PDF or scan of a signature delivered by electronic mail) will be deemed to be an original for all purposes under this Agreement.

b.Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and will not constitute a part hereof.

c.Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Maine and, to the extent applicable, federal law.

d.Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement will remain in effect.

e.Third-Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, and no other person, persons, entity or entities will have the right of action hereon, right to claim any right or benefit from the terms contained herein, or be deemed a third-party beneficiary hereunder.

f.Mutual Assistance. The parties will reasonably cooperate with each other and will at their own cost and expense provide reasonable assistance to each other in carrying out the intent of this Agreement.

g.Use of the term “Party.” The use of the term “party” is generally used to denote any party to this Agreement, and such term will be interpreted to mean any signatory to this Agreement.

h.Waiver. No failure on the part of a party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof; nor will any single or partial exercise of any such right, power or remedy by a party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

i.Press Releases. Purchaser and Seller will mutually agree as to the form, timing, and substance of any press release of any matters relating to this Agreement; provided,

however, that nothing in this Section 12.16 will be deemed to prohibit any party from making any press release which its legal counsel deems necessary in order to fulfill such party’s disclosure obligations imposed by law, that a copy of such press release will be provided to the other party prior to publication.

a.Further Assurances. The parties agree to execute and deliver all such further documents, instruments and agreements as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

b.Entire Agreement. This Agreement and the schedules hereto contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby; all prior negotiations and agreements between the parties are superseded by this Agreement; and there are no representations, warranties, understandings or agreements other than those expressly set forth in this Agreement or in any other writing executed by authorized officers of the parties at or after the time of execution of this Agreement.

c.No Construction Against Drafter. This Agreement will be interpreted to give it fair meaning, and any ambiguity will not be construed against either party as the primary drafter hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

SELLER:

BANGOR SAVINGS BANK

By:         Robert S. Montgomery-Rice
President and CEO

PURCHASER:

FIRST NATIONAL BANK

By:
Tony C. McKim
President and Chief Executive Officer

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